Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

FreeCast, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
		Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share		(1)	14,846,977	(2)		$494.85	(1)	0.00014760	$0.07

Fees Previously Paid								$25,024,000		0.00014760	$3,693.54

	Total Offering Amounts							$494.85		0.00014760	$0.07
	Total Fees Previously Paid										$3,693.54
	Total Fee Offsets
	Net Fee Due										$0.00

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Class A common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on one-third of the par value of registrant's Class A common stock being registered of $0.00003333 per share. Given that the registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its Class A common stock in accordance with Rule 457(c).

(2)	Represents 14,846,977shares of the registrant’s Class A common stock being registered for resale by our shareholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the Nasdaq Capital Market.